Exhibit 99.41

FIFTH AMENDMENT TO

SECOND AMENDED AND RESTATED

SECURITIES PURCHASE AGREEMENT

THIS FIFTH AMENDMENT TO SECOND AMENDED AND RESTATED SECURITIES PURCHASE AGREEMENT is dated as of September 7, 2005 (this “Amendment”), by and among OVERHILL FARMS, INC., a Nevada corporation (the “Company”), the entities from time to time parties thereto as Guarantors and LEVINE LEICHTMAN CAPITAL PARTNERS II, L.P., a California limited partnership (the “Purchaser”).

R E C I T A L S

A. The Company, the entities from time to time parties thereto as Guarantors and the Purchaser are parties to that certain Second Amended and Restated Securities Purchase Agreement dated as of April 16, 2003, as amended by a First Amendment to Second Amended and Restated Securities Purchase Agreement dated as of May 16, 2003, a Second Amendment to Second Amended and Restated Securities Purchase Agreement dated as of June 19, 2003, a Third Amendment to Second Amended and Restated Securities Purchase Agreement dated as of October 31, 2003, and a Fourth Amendment to Second Amended and Restated Securities Purchase Agreement dated October 6, 2004, but effective as of September 26, 2004 (the “Securities Purchase Agreement”). Unless otherwise indicated, capitalized terms used and not otherwise defined herein have the meanings ascribed to them in the Securities Purchase Agreement.

B. The parties wish to amend further the Securities Purchase Agreement on the terms and subject to the conditions set forth herein.

C. Concurrently herewith, the Senior Lender and the Company are entering into certain amendments to the PSI Senior Credit Agreement.

A G R E E M E N T

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, conditions and provisions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Amendments to Securities Purchase Agreement. Effective on and as of the Fifth Amendment Effective Date (as defined below), pursuant to Section 12.3 of the Securities Purchase Agreement, the Securities Purchase Agreement shall be amended as follows:

(a) Section 1.1 of the Securities Purchase Agreement shall be amended by adding the following new definitions to Section 1.1 in alphabetical order:

“‘Fifth Amendment’ shall mean that certain Fifth Amendment to Second Amended and Restated Securities Purchase Agreement dated as of September 7, 2005, among the parties.”

“‘Fifth Amendment Effective Date’ shall mean the date upon which all of the conditions precedent set forth in Section 2 of the Fifth Amendment shall have been satisfied.”

(b) Section 1.1 of the Securities Purchase Agreement shall be further amended by amending the following existing definitions to read in their entirety as follows, respectively:

“‘Adjusted Current Assets’ shall mean, for each Fiscal Month, the aggregate of all (i) cash, (ii) accounts receivable, net, (iii) inventory, net, and (iv) prepaid expenses of the Company, in each case at the end of such Fiscal Month and determined in accordance with GAAP.”

“‘Adjusted Current Liabilities’ shall mean, for each Fiscal Month, (i) all Indebtedness and other liabilities of the Company at the end of such Fiscal Month that are classified as ‘current liabilities’ at such time in accordance with GAAP, minus:

(ii) (A) For each Fiscal Month ending on or before December 31, 2005, and for any Fiscal Month ending after December 31, 2005, in which the Borrowing Base (as defined in the Senior Credit Agreement) for the Performance Week (as defined in the Senior Credit Agreement) ending as of the end of such Fiscal Month was equal to or greater than the principal balance of the Senior Term A Loan (as defined in the Senior Credit Agreement) outstanding at such time, all Indebtedness owing to the Senior Lender and the Purchaser at the end of such Fiscal Month, if and only to the extent such Indebtedness is classified at such time as a ‘current liability’ in accordance with GAAP, or

(B) For any Fiscal Month ending after December 31, 2005, in which the Borrowing Base (as defined in the Senior Credit Agreement) for the Performance Week (as defined in the Senior Credit Agreement) ending as of the end of such Fiscal Month was less than the principal balance of the Senior Term A Loan (as defined in the Senior Credit Agreement) outstanding at such time, all Indebtedness owing to Levine Leichtman Capital Partners II, L.P. only, in its capacity as the Purchaser, at the end of such Fiscal Month, if and only to the extent such Indebtedness is classified at such time as a ‘current liability’ in accordance with GAAP.”

“‘Senior Credit Agreement’ shall mean (i) that certain Second Amended and Restated Loan and Security Agreement dated as of

April 16, 2003 (the “PSI Senior Credit Agreement”), among the Company, Overhill Ventures and Pleasant Street, as the assignee of UBOC, as amended by a First Amendment to Second Amended and Restated Loan and Security Agreement dated as of May 16, 2003, a Second Amendment to Second Amended and Restated Loan and Security Agreement dated as of June 19, 2003, a Third Amendment to Second Amended and Restated Loan and Security Agreement dated as of October 31, 2003, a Fourth Amendment to Second Amended and Restated Loan and Security Agreement dated October 6, 2004, but effective as of September 26, 2004, and a Fifth Amendment to Second Amended and Restated Loan and Security Agreement dated as of September 7, 2005, as further amended from time to time, subject to the terms of the Intercreditor Agreement, or (ii) such other loan or credit agreement entered into by the Company and any other Senior Lender in connection with a refinancing of the Senior Indebtedness owing to PSI under the PSI Senior Credit Documents (the “Other Senior Credit Agreement”), subject to Section 9.10(b). The PSI Senior Credit Agreement amends and restates the UBOC Senior Credit Agreement.”

2. Conditions Precedent to Amendments. The effectiveness of the amendments set forth in Section 1 shall be subject to the satisfaction, in the Purchaser’s sole discretion, of each of the following conditions precedent (the date upon which the last of such conditions precedent to be so satisfied shall be referred to herein as the “Fifth Amendment Effective Date”):

(a) Fifth Amendment Effective Date. All of the conditions precedent set forth in this Section 2 shall have been satisfied on or before September 7, 2005.

(b) Amendment to PSI Senior Credit Agreement. The Senior Lender and the Company shall have entered into a fifth amendment to the PSI Senior Credit Agreement, in form and substance satisfactory to the Purchaser. (Upon satisfaction of this condition precedent, the Purchaser shall be deemed to have consented to the amendments set forth in such fifth amendment.)

(c) Consents. The Company shall have obtained or made all Consents required to be obtained from all Governmental Authorities and other Persons in connection with the execution, delivery and performance of this Amendment, and the Purchaser shall have approved the terms and conditions thereof.

(d) Certified Board Resolutions. The Purchaser shall have received a Secretary’s Certificate from the Company, in form and substance satisfactory to the Purchaser, duly executed by the Secretary of the Company and effective as of the Fifth Amendment Effective Date, certifying as to the resolutions of the Board of Directors of the Company approving the execution, delivery and performance of this Amendment and the consummation of the transactions contemplated hereby.

(e) Legal Prohibitions. The consummation of the transactions contemplated by this Amendment shall not be prohibited by or violate any Applicable Laws and shall not subject any party to any Tax, penalty or liability, under or pursuant to any Applicable Laws.

3. Representations and Warranties of the Company. In order to induce the Purchaser to enter into this Amendment, the Company represents and warrants to the Purchaser, as of the date hereof and the Fifth Amendment Effective Date, as follows:

(a) Authorization; Binding Effect. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and is duly qualified or licensed to do business as a foreign corporation in the State of California. The Company has the full power and authority to enter into, deliver and perform its obligations under this Amendment. The execution, delivery and performance by the Company of this Amendment and the consummation of the other transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of the Company. This Amendment has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability and except as rights of indemnity or contribution may be limited by federal or state securities or other laws or the public policy underlying such laws.

(b) No Conflict. The execution, delivery and performance by the Company of this Amendment and the consummation of the transactions contemplated hereby do not and will not violate or conflict with, or cause a default under, or give rise to a right of termination under, (i) the charter or bylaws of the Company, as in effect on the date hereof; (ii) any Applicable Laws; or (iii) any term of any material contract, indenture, note, mortgage, instrument, agreement or other document to which the Company is a party or by which any of its properties or assets are bound.

(c) November 1999 Note; Rank. The outstanding principal balance of the November 1999 Note is $28,858,000. The November 1999 Note remains a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms. No Indebtedness of the Company ranks senior to the Indebtedness evidenced by the November 1999 Note other than the Indebtedness under the Senior Term A Note. No Indebtedness of the Company ranks pari passu with any Indebtedness evidenced by the November 1999 Note. Immediately following the closing of the transactions contemplated hereby, there will be no agreement, indenture, instrument or other document to which the Company is a party or by which it or they are bound that requires the subordination in right of payment or rights upon liquidation of any Obligations to Purchaser (including principal, interest, premium, if any, or other amounts under the November 1999 Note) to the repayment of any other existing or future Indebtedness or other obligations of the Company other than the Senior Indebtedness.

(d) No Consents. Neither the Company nor any of its Affiliates is required to obtain from or make with any Governmental Authority or any other Person any Consent in connection with execution, delivery or performance of this Amendment or for the purpose of maintaining in full force and effect any Licenses and Permits of the Company, except where the failure to obtain or make such Consent or maintain any such License or Permit, as the case may be, could not have a Material Adverse Effect. There are no orders, decrees, judgments, injunctions or rulings of any Governmental Authority against the Company or any of its assets.

(e) No Default. No Default or Event of Default has occurred and is continuing or will result from the execution and delivery of this Amendment or the consummation of the other transactions contemplated hereby.

(f) Collateral Security. The Liens granted in favor of the Purchaser under the Collateral Documents constitute valid, enforceable, perfected and continuing security interests and Liens in, on and to the Collateral to secure the payment and performance in full of all Obligations, including all Indebtedness under the November 1999 Note and all other Obligations, and such security interests and liens are subject, as to priority, only to the Senior Liens and Permitted Liens to the extent entitled to priority under Applicable Law.

(g) Closing-Related Matters. (i) The Company has satisfied or fulfilled each of the conditions precedent set forth in Section 2 above and (ii) since September 26, 2004, no Material Adverse Change has occurred other than as previously disclosed to the Purchaser in writing or as previously disclosed in the Company’s SEC Documents.

4. Confirmation; Full Force and Effect. The amendments set forth in Section 1 shall amend the Securities Purchase Agreement on and as of the Fifth Amendment Effective Date, and the Securities Purchase Agreement shall otherwise remain in full force and effect, as amended thereby, from and after the Fifth Amendment Effective Date in accordance with its terms. The Company hereby ratifies, approves and affirms in all respects each of the Securities Purchase Agreement, as amended hereby, the Note, the Collateral Documents (including the Liens granted in favor of the Purchaser under the Collateral Documents) and each of the other Investment Documents, the terms and other provisions hereof and thereof and the Obligations hereunder and thereunder.

5. No Other Amendments. This Amendment is being delivered without prejudice to the rights, remedies or powers of the Purchaser under or in connection with the Securities Purchase Agreement, the Note, the Collateral Documents and the other Investment Documents, Applicable Laws or otherwise and, except as expressly provided in Section 1 above, shall not constitute or be deemed to constitute an amendment or other modification of, or a supplement to, the Securities Purchase Agreement or any Investment Document or the obligations of the Company Parties thereunder. In addition, nothing contained in this Amendment is intended to constitute, or shall be construed as, a waiver of any Interest Rate Event, Default or Event of Default, or other breach or violation of the Securities Purchase Agreement, the Note, the Collateral Documents or any other Investment Document, whether past, present or future, or a forbearance by the Purchaser of any of its rights, remedies or powers against the Company Parties (or any of them) or the Collateral. The Purchaser hereby expressly reserves all of its rights, powers and remedies under or in connection with the Securities Purchase Agreement, the Note, the Collateral Documents and the other Investment Documents, whether at law or in equity, including, without limitation, the right to declare all Obligations to be due and payable.

6.	Miscellaneous Provisions.

(a) Entire Agreement; Successors and Assigns. This Amendment constitutes the entire understanding and agreement with respect to the subject matter hereof and supersedes all prior oral and written, and all contemporaneous oral, negotiations, discussions, agreements and understandings with respect thereto. This Amendment shall inure to the benefit of, and be binding upon, the parties and their respective successors and permitted assigns.

(b) Governing Law. IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE (WITHOUT REGARD TO THE CHOICE OF LAW OR CONFLICTS OF LAW PROVISIONS THEREOF).

(c) Counterparts. This Amendment may be executed in one or more counterparts and by facsimile transmission, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered by their duly authorized representatives on the first date written above, to be effective as of the Fifth Amendment Effective Date.

COMPANY

OVERHILL FARMS, INC., a Nevada corporation

By:	/s/ John S. Steinbrun
John Steinbrun
Senior Vice President and Chief Financial Officer

PURCHASER

LEVINE LEICHTMAN CAPITAL PARTNERS II, L.P., a California limited partnership

By:	LLCP California Equity Partners II, L.P., a
California limited partnership, its General
Partner

	By:	Levine Leichtman Capital Partners, Inc., its General Partner

		By:	/s/ Steven E. Hartman
Steven E. Hartman Vice President